Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HSBC Electronic Data Processing (India) Private Limited

We consent to the incorporation by reference in the registration statements (No. 333-138404 and No. 333-138404-01) on Form S-3 of HSBC Private Label Credit Card Master Note Trust (USA) I of our attestation report dated March 16, 2009 with respect to HSBC Electronic Data Processing (India) Private Limited’s (the Company) assessment of compliance with the servicing criteria set forth in 1122(d)(4)(viii) of the Securities and Exchange Commission’s Regulation AB applicable to the servicing of asset backed securitization transactions secured by private label credit card receivables, as of and for the year ended December 31, 2008. Management has determined that all other criteria set forth in Item 1122(d) are not applicable to the Company’s activities. Our attestation report appears in the December 31, 2008 annual report on Form 10-K of HSBC Private Label Credit Card Master Note Trust (USA) I.

/s/ KPMG LLP

Chicago, Illinois

March 25, 2009